Exhibit 3.1

APS BDC, LLC

Limited Liability Company Agreement

Dated as of December 1, 2025

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TABLE OF CONTENTS

(continued)

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TABLE OF CONTENTS

(continued)

Signature Pages of Members

Appendix I – Definitions

Schedule A – Schedule of Directors

Schedule B – Schedule of Officers

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LIMITED LIABILITY COMPANY AGREEMENT

OF

APS BDC, LLC

This Limited Liability Company Agreement (the “Agreement”) of APS BDC, LLC (the “Company”) is entered into as of December 1, 2025 by CHS US Investments LLC, a Cayman Islands limited liability company (the “Initial Member”), as its initial sole member.

ARTICLE 1 – DEFINITIONS

Section 1.1 Definitions. Capitalized terms used herein and not otherwise defined have the meanings assigned to them in APPENDIX I hereto. APPENDIX I also indicates other sections of this Agreement in which certain other terms used in this Agreement are defined.

ARTICLE 2 - ORGANIZATION; POWERS

Section 2.1 Formation of Limited Liability Company.

(a) Formation. The Company was formed as a limited liability company under the Delaware Limited Liability Company Act (6 Del. C. §18-101, et seq.) (as amended from time to time, the “Delaware Act”) pursuant to a Certificate of Formation of the Company, which was filed with the Secretary of State of the State of Delaware on August 13, 2025 (as amended from time to time hereafter, the “Certificate”).

(b) Authorized Person. Upon the filing of the Certificate by April Pearce, as a designated authorized person within the meaning of the Delaware Act (which filing is hereby ratified and approved), in the office of the Secretary of State of the State of Delaware as required by the Delaware Act, April Pearce’s powers as an “authorized person” ceased, and the Initial Member became, and is hereby designated, an “authorized person” within the meaning of the Delaware Act. The rights and obligations of the Member and the administration and termination of the Company shall be governed by this Agreement and the Delaware Act. This Agreement shall be considered the “Limited Liability Company Agreement” of the Company within the meaning of Section 18-101(9) of the Delaware Act. In the event of any inconsistency between any terms and conditions contained in this Agreement and any non-mandatory provisions of the Delaware Act, the terms and conditions contained in this Agreement shall govern. The Initial Member may cause to be executed and filed any duly authorized amendments to the Certificate from time to time in a form prescribed by the Delaware Act. The Initial Member may cause to be made, on behalf of the Company, such additional filings and recordings as the Initial Member shall deem necessary or advisable.

(c) Admission. Each Person who is to be admitted as a Member pursuant to this Agreement shall accede to this Agreement by, and shall be admitted to the Company as a Member upon, (i) executing a Subscription Agreement or other written document pursuant to which such Person agrees to become a Member and be bound by this Agreement; (ii) the Company’s acceptance of such document, and a counterpart signature page to this Agreement, which shall not require the consent or approval of any other Member; and (iii) payment of such Person’s initial Capital Contribution to the Company in accordance with the terms of the applicable Subscription Agreement or any Other Agreement between such Person and the Company, as applicable. For the avoidance of doubt, and except as set forth in Article 10 with respect to a transfer of Units, no Person shall be deemed to be a Member, or otherwise have rights as a Member, prior to the payment of such Person’s initial Capital Contribution to the Company in accordance with the terms of such Person’s Subscription Agreement and receipt of Units, if any, corresponding to such Capital Contribution. The Company shall make any necessary filings with the appropriate governmental authorities and take such actions as are necessary under applicable law to effectuate such admission. Each such agreement and/or document described in this Section 2.1(c) may be executed on behalf of a Member by an authorized representative of the Company, as attorney-in-fact for such Member, with the same force and effect as if executed directly by the Member.

(d) Name. The name of the Company is “APS BDC, LLC.”

(e) Address. The registered office of the Company in the State of Delaware, and the registered agent for service of process on the Company at such address, shall be as specified in the Certificate or as is designated by the Company from time to time in accordance with the Delaware Act. The principal place of business of the Company shall be 550 Madison Avenue, 34th Floor, New York, NY 10022, or such other place as the Company may determine from time to time.

Section 2.2 Purpose; Powers. In furtherance of the investment objectives and strategies of the Company, the Company may engage in any lawful act or activity for which limited liability companies may be formed under the laws of the State of Delaware and shall have all the powers available to it as a limited liability company formed under the laws of the State of Delaware.

ARTICLE 3 - MEMBERS, VOTING, AND CONSENTS

Section 3.1 Names, Addresses and Subscriptions. The name, address, and e-mail address, the number and class of Units held, and the aggregate Capital Contribution of each Member are set forth in the books and records of the Company. The Company shall maintain such books and records in a manner consistent with this Agreement and shall cause such books and records to be revised to reflect (a) the admission of any additional or substituted Member occurring pursuant to the terms of this Agreement, (b) the withdrawal, or partial withdrawal, of any Member pursuant to the terms of this Agreement, (c) any change in the identity, address or e-mail address of a Member, or (d) any changes in the number of Units owned or the Member’s aggregate Capital Contribution occurring pursuant to the terms of this Agreement.

Section 3.2 Status of Members.

(a) Limited Liability. No Member or Former Member, in its capacity as such, shall be liable for any of the debts, liabilities, or obligations of the Company, except as provided in this Section 3.2(a) and to the extent otherwise required by law. Each Member and Former Member shall be required to pay to the Company (i) any Capital Contributions that such Member or Former Member has agreed to make to the Company pursuant to this Agreement and/or its Subscription Agreement (or Other Agreement, as applicable); (ii) the amount of any distribution that it is required to return to the Company pursuant to the Delaware Act; and (iii) the unpaid balance of any other payments that it is expressly required to make to the Company pursuant to this Agreement and/or its Subscription Agreement (or Other Agreement, as applicable), as the case may be.

As used in this Agreement, “Former Members” refers to such Persons who hereafter, from time to time, cease to be Members pursuant to the terms and provisions of this Agreement.

(b) Effect of Death, Dissolution or Bankruptcy. Upon the death, incompetence, bankruptcy, insolvency, liquidation, or dissolution of a Member, the rights and obligations of such Member under this Agreement, to the maximum extent permitted by law, shall inure to the benefit of, and shall be binding upon, such Member’s successor(s), estate or legal representative. Each such Person shall be treated as provided in the last sentence of Section 10.2(b) unless and until such Person is admitted as a substituted Member pursuant to Section 10.2. Any Transfer of the Units so acquired by such successor, estate, or legal representative shall be subject to the requirements of Article 10.

(c) No Control of Company. Except as otherwise provided herein, no Member shall have the right or power to: (i) withdraw all or any portion of its Capital Contributions to the Company; (ii) to the maximum extent permitted by law, cause the dissolution and winding up of the Company; or (iii) demand property in return for all or any portion of its Capital Contributions. No Member, in its capacity as such, shall take any part in the control of the affairs of the Company, undertake any transactions on behalf of the Company, or have any power to sign for or otherwise to bind the Company.

Section 3.3 Admission of New Members; Capital Contributions.

(a) Initial Closing Date. Persons acquiring Units prior to or after the Initial Closing Date may be required to enter into an agreement (which agreement may be in the form of the Subscription Agreement) with the Company, pursuant to which such Person will agree to make a capital contribution to the Company that is accepted by the Company (its “Capital Contribution”), subject to the terms of this Agreement and the Subscription Agreement (as applicable). The provision of such Capital Contributions will result in either (i) the purchase Units for an aggregate purchase price equal to the portion of such Person’s requested Capital Contribution pursuant to that Person’s agreement with the Company or (ii) making such Capital Contribution without the concomitant issuance of Units (e.g., for contributions by the Initial Member where such Person is the sole Member of the Company), each as may be agreed to with the Company from time to time.

(b) Subsequent Closings. The Company may accept Subscription Agreements subsequent to the Initial Closing Date (each date on which a subsequent closing is held, a “Subsequent Closing Date”) and issue additional Units (including Units of any New Class) to any Person (including any Member or Additional Member) on terms and conditions as determined by the Board; provided, however, that no Member shall be required to make an additional Capital Contribution in connection with any such Subsequent Closing Date, except as may otherwise have been agreed or provided herein.

(c) Additional Members. One or more additional Members of any New Class or of any existing class of Units (each, an “Additional Member”) may be admitted by the Board into the Company at any time by acquiring Units in accordance with this Agreement. Any Units acquired by an Additional Member shall be Units or Units of a New Class, as determined by the Board in its discretion. In furtherance of the foregoing, each Member acknowledges and agrees that the Company anticipates issuing Units and/or Units of a New Class to certain Persons in connection with subsequent closings as set forth in Section 3.3(b). Prior to the admission of any Additional Member, such Additional Member shall execute a written agreement, pursuant to which such Additional Member shall agree to be bound by all of the terms and provisions of this Agreement applicable to Members and shall deliver such additional documentation to the Company as the Board shall reasonably require to admit such Additional Member to the Company.

Section 3.4 Management and Control of the Company.

(a) Board of Directors.

(i) The Company’s board of directors (the “Board of Directors” or the “Board”) will initially be composed of four (4) directors (each, a “Director”). Following the date of this Agreement, the number of Directors shall be increased or decreased from time to time only by the affirmative vote of a majority of the Directors then in office, but shall never be less than one (1), except for a period of up to sixty (60) days after the death, removal or resignation of a Director pending the election of such Director’s successor, nor more than fifteen (15). No reduction in the number of Directors shall have the effect of removing any Director from office prior to the expiration of his or her term (if any). Directors need not be Members.

(ii) The Board may designate a chair of the Board (the “Chair”), who shall preside over the meetings of the Board of Directors and meetings of the Members, lead the Board of Directors in fulfilling its responsibilities as set forth in this Agreement, and determine the agenda and perform all other duties and exercise all other powers which are or from time to time may be delegated to him or her by the Board of Directors. The Board, in its sole discretion, may permit a third-party observer, including a representative of a Member, to attend a Board of Directors meeting. In the absence of the Chair, meetings of the Board of Directors and meetings of the Members shall be presided over by the Chief Executive Officer of the Company (the “Chief Executive Officer”), to the extent he or she is a Director, or in the absence of the Chair and the Chief Executive Officer, by such other person as the Board of Directors may designate or the Directors present may select.

(iii) Regular meetings of the Board may be held at such places and times as shall be determined from time to time by the Board. Special meetings of the Board may be called by the Chief Executive Officer or a majority of the entire Board of Directors. Notice of any such meeting stating the place, date, and hour of the meeting shall be given to each Director either by mail or courier not less than forty-eight (48) hours before the date of the meeting, or by telephone, facsimile, or e-mail on twenty-four (24) hours’ notice, or on such shorter notice as the person or persons calling such meeting may deem necessary or appropriate in the circumstances. Notice of any special meetings of the Board shall be delivered personally or by telephone, email, facsimile transmission, U.S. mail or courier to each Director at his or her business address. Notice by personal delivery, telephone, email or facsimile transmission shall be given at least 24 hours prior to the meeting. Notice by courier shall be given at least two (2) days prior to the meeting. Notice by U.S. mail shall be deemed to be given when deposited in the U.S. mail properly addressed, with postage thereon prepaid. Notice by courier shall be deemed to be given when deposited with or delivered to a courier properly addressed. Telephone notice shall be deemed to be given when the Director or his or her agent is personally given such notice in a telephone call to which the Director or his or her agent is a party. Facsimile transmission notice shall be deemed to be given upon completion of the transmission of the message to the number given to the Company by the Director and receipt of a completed answer-back indicating receipt. E-mail notice shall be deemed to be given upon transmission of the message to the e-mail address given to the Company by the Director. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the Board of Directors need be stated in the notice, unless specifically required by applicable law or this Agreement. Unless otherwise indicated in the notice thereof, any and all business may be transacted at a special meeting.

(iv) A majority of the total number of Directors shall constitute a quorum for the transaction of business by the Board. Except as otherwise provided by applicable law or by this Agreement, the act of a majority of the Directors present (including Directors present by telephone or other electronic means, unless the Investment Company Act or the rules, regulations, or interpretive guidance promulgated or published thereunder require that a particular action be taken only at a meeting of the Board in person) at a meeting at which a quorum is present shall be the act of the Board. In the absence of a quorum, a majority of the Directors present thereat may adjourn such meeting to another time and place. Notice of such adjourned meeting need not be given if the time and place of such adjourned meeting are announced at the meeting so adjourned.

(v) Unless otherwise restricted by this Agreement, any one or more members of the Board or any committee thereof may participate in a meeting of the Board or such committee by means of a conference telephone or other communications equipment, by means of which all persons participating in the meeting can hear each other. Participation by such means shall constitute presence in person at a meeting.

(vi) Unless otherwise restricted by this Agreement, any action required or permitted to be taken at any meeting of the Board or of any committee thereof may be taken without a meeting if all members of the Board or any committee thereof, as the case may be, consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions are filed with the minutes of proceedings of the Board or committee; provided, however, that this Section 3.4(a)(vi) shall not apply to any action of the Board that requires the vote of the Directors to be cast in person at a meeting pursuant to the Investment Company Act or the rules or regulations promulgated thereunder.

(vii) As of the date of this Agreement, the names of Directors are set forth on SCHEDULE A. Each Director will hold office until his or her death, resignation, retirement, disqualification, or removal.

(viii) Upon and following the Company’s election to be regulated as a BDC under the Investment Company Act, a majority of the Directors shall at all times consist of Directors who are not “interested persons” (as defined in Section 2(a)(19) of the Investment Company Act) of the Company (the “Independent Directors”), except for a period of up to ninety (90) days after the death, disqualification, or bona fide resignation of an Independent Director pending the election of such Independent Director’s successor by the remaining Directors.

(ix) Any Director may resign at any time by submitting his or her written resignation to the Board of Directors or Chief Executive Officer of the Company. Such resignation shall take effect at the time of its receipt by the Company unless another time be fixed in the resignation, in which case it shall become effective at the time so fixed. The acceptance of a resignation shall not be required to make it effective. Any or all of the Directors may be removed (with or without cause) only by the affirmative vote of no less than two-thirds (66-2/3%) of the full Board of Directors.

(x) Any director or the entire Board of Directors may be removed from office at any time, at a meeting called for that purpose, with or without cause, but only by the affirmative vote of no less than two-thirds (66-2/3%) of the voting power of the issued and outstanding Units of the Company entitled to vote thereon, voting together as a single class. For the purpose of this Section 3.4, “cause” shall mean, with respect to any particular director, conviction of a felony or a final judgment of a court of competent jurisdiction holding that such director caused demonstrable, material harm to the Company through bad faith or active and deliberate dishonesty.

(xi) Except as otherwise provided by applicable law, including the Investment Company Act, any newly created directorship on the Board that results from an increase in the number of Directors, and any vacancy occurring in the Board that results from the death, resignation, retirement, disqualification, or removal of a Director, or other cause, shall be filled exclusively by the appointment and affirmative vote of a majority of the remaining Directors in office, although less than a quorum, or by a sole remaining Director. Any Director elected to fill a vacancy or newly created directorship shall hold office for the remainder of the full term of the directorship in which the vacancy occurred and until a successor is duly elected and qualified, or until his or her death, resignation, retirement, disqualification, or removal.

(xii) Subject to the limitations of Section 17(h) of the Investment Company Act, a member of the Board, or a member of any committee designated by the Board, shall, in the performance of such person’s duties, be fully protected in relying in good faith upon records of the Company and upon such information, opinions, reports or statements presented to the Company by any of the Officers or employees of the Company, or committees of the Board, or by any other person, as to matters the member reasonably believes are within such other person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Company.

(b) Committees of Board of Directors.

(i) The Board may designate one or more committees, including, but not limited to, an Audit Committee (the “Audit Committee”) and a Nominating and Governance Committee (the “Nominating and Governance Committee”), with each such committee to consist solely of the Independent Directors.

(ii) The Audit Committee will be responsible for selecting the Company’s independent registered public accounting firm; reviewing with such independent registered public accounting firm the planning, scope, and results of their audit of the Company’s financial statements; pre-approving the fees for services performed; reviewing with the independent registered public accounting firm the adequacy of the Company’s internal control systems; reviewing the Company’s annual financial statements and periodic filings; and receiving the Company’s audit reports and financial statements. At least one member of the Audit Committee will be designated by the Board as an “audit committee financial expert” under the rules of the U.S. Securities and Exchange Commission (the “SEC”). Each member of the Audit Committee shall be an Independent Director.

(iii) The Nominating and Governance Committee will be responsible for selecting, research and nominating qualified nominees to be elected to the Board, selecting qualified nominees to fill any vacancies on the Board or a committee of the Board (consistent with criteria approved by the Board), developing and recommending to the Board a set of corporate governance principles applicable to the Company, and overseeing the evaluation of the Board and Company management. Each member of the Nominating and Governance Committee shall be an Independent Director.

(iv) Any such committee, to the extent provided in the resolution of the Board establishing such committee or the charter of such committee approved by the Board, shall have and may exercise all the powers and authority of the Board in the management of the business and affairs of the Company. All committees of the Board shall keep minutes of their meetings and shall report their proceedings to the Board when requested or required by the Board. Each committee of the Board may fix its own rules of procedure and shall hold its meetings as provided by such rules, except as may otherwise be provided by a resolution of the Board designating such committee. Unless otherwise provided in such a resolution or charter, the presence of the greater of one-third or two (2) members of the committee shall be necessary to constitute a quorum unless the committee shall consist of one (1) or two (2) members, in which event one (1) member shall constitute a quorum, and all matters shall be determined by a majority vote of the members present at a meeting of the committee at which a quorum is present. Unless otherwise provided in such a resolution, in the event that a member and that member’s alternate, if alternates are designated by the Board, of such committee is or are absent or disqualified, the member or members thereof present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board to act at the meeting in place of any such absent or disqualified member.

(c) Management by the Board.

(i) The business and affairs of the Company shall be managed by or under the direction of the Board, except as may be otherwise provided by law. Unless otherwise specified in this Agreement, consent or approval by the Company shall be determined by the Board.

(ii) The Board may appoint and elect (as well as remove or replace with or without cause), as it deems necessary, a Chief Executive Officer, a Chief Operating Officer, a Chief Financial Officer, a Chief Compliance Officer, and any other officer of the Company the Board determines to be necessary or advisable (collectively, the “Officers”). The names of each Officer and such Officer’s position as of the date hereof are listed on SCHEDULE B.

(iii) The Officers shall perform such duties and may exercise such powers as may be assigned to them by the Board.

(iv) Unless the Board decides otherwise, if the title of any person authorized to act on behalf of the Company under this Section 3.4(c) is one commonly used for officers of a business corporation formed under the Delaware General Corporation Law, the assignment of such title shall constitute the delegation to such person of the authority and duties that are normally associated with that office, subject to any specific delegation of, or restriction on, authority and duties made pursuant to this Section 3.4(c). Any number of titles may be held by the same person. Any delegation pursuant to this Section 3.4(c) may be revoked at any time by the Board.

(v) The Board may authorize any Person, including any Officer, to sign on behalf of the Company.

(d) Powers of the Board. Except as otherwise explicitly provided herein, the Board shall have the power on behalf and in the name of the Company to implement the objectives of the Company and to exercise any rights and powers the Company may possess, including, without limitation, the power to cause the Company to (i) make any elections available to the Company under applicable tax or other laws; (ii) approve any investments to achieve the Company’s investment objective, as may be amended from time to time in any offering document of the Company, or as otherwise permitted under this Agreement; (iii) satisfy any Company obligations; or (iv) approve any disposition of Company assets. Notwithstanding any other provision of this Agreement, without the consent of any Member or other Person being required, subject to the Investment Company Act and any other applicable law, the Company is hereby authorized to execute, deliver, and perform, and the Officers are, and each hereby is, authorized to execute and deliver, (x) a Subscription Agreement with each Member; (y) investment advisory agreements and administration agreements, subject to Member approval as required under the Investment Company Act; and (z) any amendment of any such document (to the extent such amendment is approved in accordance with the terms of the relevant agreement and is consistent with the terms of this Agreement) and any other agreement, document, or other instrument contemplated thereby or related thereto (to the extent that such other agreement, document, or other instrument is consistent with the terms of the relevant agreement or this Agreement). Such authorization shall not be deemed a restriction on the power of the Board to cause the Company to enter into other documents or agreements.

Section 3.5 Activities of Members. Notwithstanding any duty otherwise existing at law or in equity, but subject to the provisions of this Agreement and applicable laws, any Member and its respective direct and indirect partners, members, stockholders, officers, directors, managers, trustees, employees, agents, and Affiliates may invest, participate, or engage in (for their own accounts or for the accounts of others), or may possess an interest in, other financial ventures and investment and professional activities of every kind, nature, and description, independently or with others, whether now existing or hereafter acquired or initiated, including, but not limited to: management of other investment vehicles; investment in, financing, acquisition, or disposition of securities (including, for the avoidance of doubt, loan origination activities); investment and management counseling; providing brokerage and investment banking services; or serving as officers, directors, managers, consultants, advisers, or agents of other companies, partners of any partnership, members of any limited liability company, or trustees of any trust (and may receive fees, commissions, remuneration, or reimbursement of expenses in connection with these activities), whether or not such activities may conflict with any interest of the Company or any of the Members. The fact that a Member may encounter opportunities to purchase, otherwise acquire, lease, sell, or otherwise dispose of investment assets, other assets, or other business ventures, and may take advantage of such opportunities itself or introduce such opportunities to entities in which it has or does not have any interest, shall not subject such Member to liability to the Company or to any of the other Members on account of the lost opportunity. Nothing in this Agreement shall be deemed to prohibit any Member or any Affiliate of any Member from dealing with, or otherwise engaging in business with, any other Member or any Person transacting business with the Company or any Portfolio Company. Neither the Company nor any Member shall have any rights, solely by virtue of this Agreement, in or to any activities permitted by this Section 3.5, or to any fees, income, profits, or goodwill derived from such activities.

Section 3.6 Meetings of Members.

(a) Place of Meetings. All meetings of the Members for any purpose shall be at any such place as shall be designated from time to time by the Board and stated in the notice of meeting or in a duly executed waiver of notice thereof.

(b) Meetings. Annual meetings of Members may be called only by the Board, the Chair, the Initial Member or the Chief Executive Officer. The Board may postpone, adjourn, reschedule, or cancel any meeting of Members previously scheduled. Notwithstanding anything to the contrary herein, an annual meeting of Members shall not be required to be held in any year in which the election of Directors is not required to be held under any applicable law. The failure to hold an annual meeting of Members shall not invalidate the Company’s existence or affect any otherwise valid act of the Company. Special meetings may be called by the Board, the Chair and certain of the Company’s Officers, and will be limited to the purposes for any such special meeting set forth in the notice thereof. Subject to the satisfaction of procedural and informational requirements set forth in this Agreement, a special meeting will be called by the Secretary upon the written request of a Member. Any special meeting called by a Member is required to be held not less than fifteen (15) nor more than sixty (60) days after the Company is provided notice by Members of the request for a special meeting.

(c) Business at Meetings. For each meeting of the Members, only business specified in the Company’s notice of meeting (or any supplement thereto) may be conducted at such meeting.

(d) Quorum; Adjournments. Unless otherwise required by law, Members holding a majority of the Units entitled to vote thereat, present in person or represented by proxy, shall constitute a quorum for the transaction of business at all meetings. Abstentions will be treated as Units that are present and entitled to vote for purposes of determining the number present and entitled to vote with respect to any particular proposal, but will not be counted as a vote in favor of such proposal.

If such quorum shall not be present or represented by proxy at any meeting, then either the chair of the meeting or Members entitled to vote thereat (present in person or represented by proxy) shall have the power to adjourn a vote from time to time, without notice other than announcement at the meeting, until a quorum shall be present or represented by proxy. At such adjourned meeting at which a quorum shall be present or represented by proxy, any business may be transacted which might have been transacted at the meeting as originally called. If the adjournment is for more than thirty (30) days, or if after adjournment a new record date is set, then a notice of the adjourned meeting shall be given to each Member entitled to vote at the meeting.

(e) Remote Participation. Unless otherwise required by law, Members may participate in a meeting of the Members by means of a conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and participation by such means shall constitute presence in person at a meeting.

Section 3.7 Waiver of Notice. A written waiver of any notice, signed by a Member or Director, or waiver by electronic transmission by such person, whether given before or after the time of the event for which such notice is to be given, shall be deemed equivalent to the notice required to be given to such person. Neither the business nor the purpose of any meeting need be specified in such a waiver. Attendance at any meeting (in person or by remote communication) shall constitute waiver of notice, except attendance for the express purpose at the beginning of the meeting to object to the transaction of any business because the meeting is not lawfully called or convened.

Section 3.8 Member Voting and Consents. Whenever action is required by this Agreement to be taken by a specified percentage in interest of the Members (or any class or group of Members), such action shall be deemed to be valid if taken upon the vote or written consent of those Members (or those Members included in such class or group) whose Units represent the specified percentage of the aggregate outstanding Units of all Members (or all Members included in such class or group) at the time. Subject to the rights of holders of any other class or series of units, each Member shall be entitled to one vote for each Unit held on all matters submitted to a vote of unitholders, including the election of directors. Except as may be provided by the Board in setting the terms of classified or reclassified units, and subject to the express terms of any class or series of preferred units, Members will possess exclusive voting power. There will be no cumulative voting in the election of directors. Subject to the special rights of the holders of any class or series of preferred units to elect directors, each director will be elected by a plurality of the votes cast with respect to such director’s election except in the case of a “contested election,” in which case directors will be elected by a majority of the votes cast in the contested election of directors. For these purposes, a “majority-in-interest” shall mean a percentage in interest in excess of 50%.

ARTICLE 4 - INVESTMENTS AND ACTIVITIES

Section 4.1 Borrowing.

(a) General. The Company shall have the power to enter into, make, and perform all such contracts and other undertakings, and engage in all such activities and transactions as the Board may deem necessary or advisable for or incidental to the carrying out of the Company’s purpose and objectives (and all determinations, decisions, and actions made or taken by the Board shall be conclusive and absolutely binding upon the Company, the Members, and their respective successors, assigns and personal representatives), including, without limitation, (i) subject to the provisions of the Investment Company Act, to incur indebtedness, financings, or extensions of credit, in each case, including through the issuance of notes and other evidence of indebtedness (“Financings”); (ii) to incur and maintain other obligations (including in connection with derivative financial instruments); (iii) to arrange and make guarantees to support any such Financings or other obligations and incur reimbursement obligations in respect of any such Financings, other obligations, or guarantees; (iv) to pledge or assign, grant security, or otherwise make available credit support for any such Financings, other obligations, or guarantees; (v) to become contingently liable with respect to indebtedness for borrowed money of any Person as a guarantor; and (vi) to enter into agreements, instruments, and documents and take all other actions as the Company deems necessary or appropriate in connection with incurring or maintaining Financings, other obligations, or guarantees, in each such case. Without limiting the generality of the foregoing, the Company is authorized, at its option and with notice to the Members, to hypothecate, mortgage, assign, transfer, make a collateral assignment, or pledge or grant a security interest to any Lender or other holders of obligations or guarantees of the Company any or all assets of the Company, including investments held by the Company, and deposit or other accounts into which Capital Contributions are credited or deposited (the “Assets”). In furtherance thereof and without limiting the generality of the foregoing, the Company may, in each case subject to such other conditions as the Company may reasonably determine, (a) authorize any Lender or holders of such other obligations or guarantees, including any agent or trustee acting on their behalf, as agent and on behalf of the Company, or in such other capacity as the Company may specify, to (i) exercise any right or remedy of the Company under this Agreement in respect of any Asset, and (ii) enforce the Members’ obligations under their respective Subscription Agreements and this Agreement; and (b) take any other action the Company reasonably determines to be necessary for the purpose of providing such credit support (clauses (a) and (b), collectively, the “Lender Powers”); provided that any exercise of such Lender Powers shall be made in accordance with this Agreement. In addition, the Company is hereby authorized to provide to or receive from any Lender or holders of such indebtedness, or holders of other obligations or guarantees, including any agent or trustee acting on their behalf, financial information related to such Member and other documentation reasonably and customarily required to incur or assume such indebtedness, subject to applicable law, and in connection therewith, each Member hereby agrees to cooperate with the Company with respect to the provision of such information and documentation.

Subject to applicable law, the Company is authorized to enter into and maintain guarantees and other credit support of Financings of subsidiaries and other Persons in which the Company has an interest, or otherwise be liable on a joint and several basis, and any such obligations in connection therewith may be cross-guaranteed as the Board determines is necessary or convenient in the conduct or promotions of the activities or business of the Company.

Notwithstanding anything to the contrary in this Agreement, for so long as the Company operates as a BDC, the total amount of indebtedness outstanding at any time shall not cause the Company to violate leverage requirements applicable to the Company, including Section 61 of the Investment Company Act.

(b) Beneficiary Rights. Notwithstanding anything herein to the contrary, any Lender or other Person granted a lien with respect to any of the Assets and/or the right to exercise any Lender Power shall be an intended beneficiary of this Agreement and shall be entitled to enforce the provisions of this Section 4.1.

Section 4.2 Distributions. Subject to the discretion of the Board of Directors, the requirements of Section 852(a) of Subchapter M of the Code, the terms of any Financings or other obligations, and any other applicable legal requirements, the Company intends to (i) authorize and declare distributions on a quarterly basis and pay such distributions on a quarterly basis, which may be funded from any sources of funds available to the Company; and (ii) distribute substantially all of its investment company taxable income and net capital gain for each taxable year in order to qualify for treatment as a RIC under Subchapter M of the Code and minimize liability for any income tax imposed pursuant to Subchapter M of the Code and excise tax imposed pursuant to Section 4982 of the Code, for any such taxable year, in each case, which distributions may be in cash, in-kind, a combination of cash and in-kind, or deemed distributions. Any distributions in-kind will be distributed among the Members in the same proportion and priority as cash distributions would be distributed among the Members and will be valued in accordance with the valuation policies applicable to the Company.

Depending on the level of taxable income and net capital gain earned in a year, the Company may retain certain net capital gain for reinvestment and carry forward taxable income for distribution in the following year and pay any applicable tax.

Anything in this Agreement to the contrary notwithstanding, no distribution shall be made to any Member if, and to the extent that, such distribution would not be permitted under the Delaware Act. Any distribution of securities shall be subject to such conditions and restrictions as the Board of Directors determines are required or advisable to ensure compliance with applicable law. In furtherance of the foregoing, the Board of Directors may require that the Members execute and deliver such documents as the Board of Directors may deem necessary or appropriate to ensure compliance with all federal and state securities laws that apply to such distribution.

Upon liquidation of the Company pursuant to Article 9, after payment or provision for payment of the Company’s debts and other liabilities, the Company’s remaining net assets will be distributed among Members equally on a per Unit basis (subject to the payment of the fees pursuant to the applicable Investment Advisory Agreement, the reimbursement of expenses and other fees pursuant to the Company’s administration agreement (the “Administration Agreement”), and other Company expenses).

ARTICLE 5 - CERTAIN RIGHTS AND PREFERENCES OF UNITS

Section 5.1 Classes of Units. Units that are outstanding and/or available for issuance will consist of Units, the preferences (if any), limitations, and relative rights with respect to which will be as provided in this Agreement. The Units are units of limited liability company interests in the Company. The Board may create additional classes of Units (each such class, a “New Class”) having such relative rights, powers, and duties as may from time to time be established by the Board.

Section 5.2 Units. Except as otherwise provided herein, all Units shall be identical and shall entitle the holders thereof to the same rights and privileges. The holders of the Units shall have the voting rights and the distribution rights of Members described herein.

ARTICLE 6 - FEES AND EXPENSES; INVESTMENT ADVISORY AGREEMENT; ADMINISTRATION AGREEMENT

Section 6.1 Company Expenses. The Company’s primary operating expenses (the “Company Expenses”) include the payment of (i) investment advisory fees pursuant to the applicable Investment Advisory Agreement; (ii) costs and other expenses payable to the administrator of the Company (the “Administrator”) in performing its administrative obligations under the Administration Agreement; and (iii) other organizational and operating expenses as may be incurred by or on behalf of the Company, as set forth in the Administration Agreement, or as otherwise may be determined by the Board from time to time.

Section 6.2 Investment Advisory Agreement. The Company shall enter into an Investment Advisory Agreement with one or more Advisers for investment advisory and management services, in a form as approved by the Board in its discretion (subject to Member approval as required under the Investment Company Act).

Section 6.3 Administration Agreement. The Company shall enter into an Administration Agreement with the Administrator for furnishing the Company with administrative services necessary to conduct its day-to-day operations, in a form as approved or ratified by the Board in its discretion.

ARTICLE 7 - CAPITAL OF THE COMPANY

Section 7.1 Capital Contributions.

(a) General. The Company will issue Units to Persons from time to time in accordance with the provisions of this Agreement and the relevant Subscription Agreement or Other Agreement between the Company and such Person (as applicable). In connection with each Capital Contribution, the contributing Person will receive a number of Units corresponding to the Capital Contribution, with such Units issued at the then-current net asset value (“NAV”) per Unit of the Company, as determined in good faith pursuant to applicable law, subject to a determination by the Board that such offer price is not below the Company’s then-current NAV per Unit, except as may be permitted pursuant to the Investment Company Act. The Company reserves the right to sell Units at a price set above the NAV per Unit based on a variety of factors, including, without limitation, the total amount of the Company’s organizational and other expenses. Pending investment or the payment of Company Expenses, an Adviser may hold such funds in any form it shall choose, including, without limitation, (a) in a non-interest-bearing bank account of the Company; (b) in a money market or similar cash management account; or (c) in a short-term certificate of deposit or government securities.

Notwithstanding anything to the contrary in the preceding paragraph, the Members expressly acknowledge that the provision of Capital Contributions pursuant to this Section 7.1 may, pursuant to an agreement between such contributing Person and the Company, not result in the concomitant issuance of Units to such Person.

(b) Additional Capital Contributions. No Member shall be required to make any additional Capital Contributions to the Company in excess of the initial Capital Contribution of such Member except as provided in the Subscription Agreement or Other Agreement (as applicable) between the Company and such Member; provided, however, that if the Board determines that additional Capital Contributions are necessary or desirable for the operations of the Company, the Board may cause the Company to offer additional Units as set forth in Section 3.3(b).

(c) Rights to Capital Contributions. Each Member acknowledges that except as specifically provided in this Agreement, (a) no specific time has been agreed upon for any repayment of Capital Contributions; (b) no interest or other rate of return shall accrue on any Capital Contributions; (c) no Member shall have the right to withdraw or to be repaid any Capital Contribution made by it or to receive any other payment with respect to its Units, including, without limitation, as a result of the withdrawal of such Member from the Company; (d) no Member shall have the right to demand or receive property other than cash in return for its Capital Contribution; and (e) no Member shall have priority over any other Member as to the return of its Capital Contribution or as to allocations and distributions of profits, losses, or distributions.

ARTICLE 8 - DURATION OF THE COMPANY

Section 8.1 Term and Termination of the Company. The Company will have an infinite life, and the term of the Company shall continue until the dissolution of the Company in accordance with this Section 8.1 or by operation of law. The Company shall be dissolved (i) at any time upon the affirmative vote of a majority of the full Board; (ii) if there are no Members of the Company, unless the business of the Company is continued in accordance with this Agreement or the Delaware Act; or (iii) upon the entry of a decree of judicial dissolution of the Company under the Delaware Act.

Section 8.2 Sale or Merger. Subject to any restrictions of the Investment Company Act or any other applicable law, the Board shall be entitled, with the approval of the Members, to cause the Company to, among other things, sell, exchange, or otherwise dispose of all or substantially all of the Company’s assets, merge, convert, consolidate, divide, or conduct a unit exchange of the Company or any series or class of Units with or into any other person or company (including, without limitation, a partnership, corporation, joint venture, statutory or business trust, common law trust, or any other business organization), in each case in a single transaction or series of transactions, or approve on behalf of the Company any of the foregoing transactions. The Board may also cause the sale of all or substantially all of the Company’s assets under foreclosure or other realization with the consent of the Members.

ARTICLE 9 - LIQUIDATION OF ASSETS ON DISSOLUTION

Section 9.1 General. Following dissolution, the Company’s assets shall be liquidated in an orderly manner. The Board shall be the liquidator appointed to wind up the affairs of the Company pursuant to this Agreement. The Board-as-liquidator shall cause the Company to pay or provide for the satisfaction of the Company’s liabilities and obligations to creditors in accordance with the Delaware Act. In performing its duties, the Board-as-liquidator is authorized to sell, exchange, or otherwise dispose of the assets of the Company in such reasonable manner as the Board shall determine to be in the best interest of the Members.

Section 9.2 Liquidating Distributions; Priority.

(a) Priority. Subject to Section 18-804 of the Delaware Act, the proceeds of liquidation shall be applied in the following order of priority:

(i) first, to pay the costs and expenses of dissolution and liquidation; to pay or provide for the satisfaction of the Company’s debts and other liabilities, including obligations to creditors in accordance with the Delaware Act; and to establish any reserves which the liquidator may deem necessary or advisable for any contingent or unmatured liability of the Company, including the payment of the fees pursuant to the applicable Investment Advisory Agreement and the reimbursement of expenses and other fees pursuant to the Administration Agreement; and

(ii) thereafter, among the Members equally on a per Unit basis.

(b) Distributions In-Kind. Notwithstanding the provisions of this Section 9.2, upon the dissolution and the winding-up of the affairs of the Company, subject to applicable law and Section 4.2, the Board as liquidator may distribute ratably in-kind any assets of the Company. Notwithstanding any provision of this Agreement to the contrary, the Board-as-liquidator may compel a Member to accept a distribution of any asset in-kind from the Company even if the percentage of the asset distributed to the Member exceeds a percentage of the asset that is equal to the percentage in which the Member shares in distributions from the Company.

Section 9.3 Duration of Liquidation. Such time as the Board determines in its sole discretion shall be allowed for the winding up of the affairs of the Company in order to minimize any losses otherwise attendant upon such a winding up.

Section 9.4 Liability for Returns. None of the liquidator, the Directors, the Officers, an Adviser and their respective partners, members, stockholders, officers, directors, managers, employees, agents, and Affiliates shall be personally liable to any Member for the return of the Capital Contributions of any Member.

Section 9.5 Post-Dissolution Investments. Notwithstanding anything to the contrary set forth in this Article 9, but subject to the other limitations on investments set forth in this Agreement and the Delaware Act, the liquidator may, at any time or times after dissolution, cause the Company to make additional investments in entities which were Portfolio Companies on the date of dissolution (including any successor to, or subsidiary of, a Portfolio Company) if the liquidator believes that such additional investments are in the best interest of the Members and in furtherance of the winding up of the affairs of the Company.

ARTICLE 10 - LIMITATIONS ON TRANSFERS OF UNITS; REQUIRED TRANSFERS

Section 10.1 Transfers of Units.

(a) General. No Member may sell, offer for sale, agree to sell, exchange, transfer, assign, pledge, hypothecate, grant any option to purchase, or otherwise dispose of or agree to dispose of, in any case whether directly or indirectly (collectively, “Transfer”) its Units, including a Transfer of solely an economic interest, in whole or in part, unless (i) such Member obtains prior written consent of the Company, which consent shall not be unreasonably withheld, conditioned or delayed; (ii) the purported transferee satisfies applicable eligibility and/or suitability requirements as set forth in the Subscription Agreement and/or any Other Agreement between the Company and the purported transferor; and (iii) any such Transfer is made in connection with transactions exempt from, or not subject to, the registration requirements of the Securities Act and otherwise in compliance with applicable securities laws, this Agreement, and the Subscription Agreement and/or any Other Agreement between the Company and the purported transferor. Any attempted Transfer of all or any portion of a Member’s Units in violation of this Agreement will be void to the maximum extent permitted by law, and any intended recipient of the Units will acquire no rights in such and will not be treated as a Member for any purpose. Each Transfer shall be subject to all of the terms, conditions, restrictions and obligations set forth in this Agreement and shall be evidenced by an assignment agreement executed by the transferor, the transferee(s) and the Company, in form and substance satisfactory to the Company. No Transfer will be effectuated except by registration of the Transfer on the Company’s books.

(b) Reimbursement of Transfer Expenses. As a condition to the effectiveness of any Transfer, the transferor or transferee shall pay all reasonable expenses, including out-of-pocket attorneys’ fees, incurred by the Company in connection with the assignment, which may be effected as an offset to amounts otherwise distributable.

Section 10.2 Admission of Substituted Members.

(a) General. Any transferee of a Member’s Units transferred in accordance with the provisions of this Article 10 shall be admitted as a substituted Member upon its execution (whether on its own behalf or via an attorney-in-fact) of an assignment agreement and a Subscription Agreement and counterpart to this Agreement, in each case in a form deemed acceptable to the Company in its sole discretion. Any Transfer of Units in violation of the foregoing will be void, and any intended transferee will acquire no rights in such Units and will not be treated as a Member for any purpose with respect to such Units.

(b) Effect of Admission. The transferee of Units properly Transferred pursuant to this Article 10 that is admitted to the Company as a substituted Member shall succeed to the rights and liabilities of the transferor Member with respect to such interest and, after the effective date of such admission, the Capital Contribution of the transferor with respect to the applicable class of Unit being transferred shall become the Capital Contribution of the transferee, to the extent of the Units transferred. If a transferee is not admitted to the Company as a substituted Member, (i) such transferee shall have no right to participate with the Members in any votes taken or consents granted or withheld by the Members hereunder; and (ii) the transferor shall remain liable to the Company for all contributions and other amounts payable with respect to the transferred interest to the same extent as if no Transfer had occurred.

(c) Non-Compliant Transfer. If a Transfer has been proposed or attempted but the requirements of this Article 10 have not been satisfied, the Company shall not admit the purported transferee as a substituted Member but, to the contrary, shall (i) continue to treat the transferor as the sole owner of the Units purportedly transferred in all respects; (ii) make no distributions to the purported transferee and incur no liability for distributions made in good faith to the transferor; and (iii) not furnish to the purported transferee any tax or financial information regarding the Company. The Company shall also not otherwise treat the purported transferee as an owner of any Units (either legal or equitable), unless required by law to do so.

To the maximum extent permitted by law, the Company shall be entitled to seek injunctive relief, without the requirement of posting a bond or other security, at the expense of the purported transferor, to prevent any such purported Transfer.

ARTICLE 11 - LIMITATION OF LIABILITY AND INDEMNIFICATION

Section 11.1 Limitation of Liability. To the fullest extent permitted by applicable law, none of the Company’s Officers, Directors, employees or agents of the Company (each, a “Protected Person”) will be liable to the Company or to any Member for (a) any act or omission performed or omitted by any such Protected Person (including any acts or omissions of or by another Protected Person), in the absence of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of his or her office or (b) losses due to the negligence of brokers or other agents of the Company unless such person was responsible for the selection of such broker or other agent and such person acted in such selection with fraud, willful malfeasance or gross negligence. Each Protected Person may consult with counsel and accountants in respect of Company affairs (including interpretations of this Agreement) and shall be fully protected and justified in any action or inaction that is taken or omitted in good faith, in reliance upon and in accordance with the advice or opinion of such counsel or accountants selected without fraud, willful malfeasance or gross negligence. In determining whether a Protected Person acted with the requisite degree of care, such Protected Person shall be entitled to rely on written or oral reports, opinions, certificates and other statements of the Directors, Officers, employees, consultants, attorneys, accountants and professional advisors of the Company and the Advisers, selected without fraud, willful malfeasance or gross negligence; provided, that such counsel or accountants were provided with all facts known by the Company or the Advisers (and believed to be material) in connection with the advice being sought. The Company’s Directors will not be liable to the Company or to any Member for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by Delaware law.

Section 11.2 Indemnification.

(a) Third-Party Actions. The Company shall indemnify and hold harmless, to the fullest extent permitted by law, any director or beneficial owner or other person who was or is a party, or is threatened to be made a party, to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of the Company), by reason of the fact that he or she is or was a Protected Person, or is or was serving at the request of the Company as a director, officer, employee, or agent of another company, partnership, joint venture, trust, or other enterprise, against expenses (including attorneys’ fees), judgments, fines ,and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit, or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any action, suit, or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent shall not, in and of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

(b) Actions by or in the Right of the Company. The Company shall indemnify and hold harmless, to the fullest extent permitted by law, any director or beneficial owner or other person who was or is a party, or is threatened to be made a party, to any threatened, pending, or completed action or suit by or in the right of the Company to procure a judgment in its favor, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a Protected Person, or is or was serving at the request of the Company as a director, officer, employee, or agent of another company, partnership, joint venture, trust, or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company; provided that no indemnification shall be made in respect of any claim, issue, or matter as to which such person shall have been adjudged to be liable to the Company unless and only to the extent that the court in which such action or suit was brought shall determine upon application that despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

(c) Expenses. To the extent that a present or former Protected Person has been successful on the merits or otherwise in defense of any action, suit, or proceeding referred to in Section 11.2(a) or Section 11.2(b), or in defense of any claim, issue, or matter therein, he or she shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection therewith.

(d) Determinations. Any indemnification under Section 11.2(a) or Section 11.2(b) (unless ordered by a court) shall be made by the Company only as authorized in the specific case upon a determination that indemnification of the Protected Person is proper in the circumstances because he or she has met the applicable standard of conduct set forth in such section. Such determination shall be made:

(i) by the Board by a majority vote of a quorum consisting of Directors who were not parties to such action, suit, or proceeding, even though less than a quorum;

(ii) by a committee of such Directors designated by majority vote of such Directors, even though less than a quorum; or

(iii) by independent legal counsel in a written opinion if there are no such Directors, or if such Directors so direct.

(e) Right to Advancement of Expenses. Expenses (including reasonable attorneys’ fees) incurred by an Officer or Director in defending any civil, criminal, administrative, or investigative action, suit, or proceeding may be paid by the Company in advance of the final disposition of such action, suit, or proceeding upon receipt of an undertaking by or on behalf of such Protected Person to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the Company as authorized in this Section 11.2, or as may otherwise be required by the Investment Company Act, each Protected Person the attorneys’ fees and other fees, costs and expenses (as incurred to the extent permitted by the Investment Company Act) of each Protected Person in connection with investigating, preparing to defend or defending any claim, lawsuit, action or other proceeding relating to any liabilities for which such Protected Person may be indemnified pursuant to this Section 11.2; provided, that, if it is determined by a court of competent jurisdiction that such Protected Person is not entitled to the indemnification provided by this Section 11.2, then such Protected Person shall repay such reimbursed or advanced amounts to the Company; provided, further, that the advancement of reasonable legal or other expenses (as incurred) provided by this Section 11.2(e) shall not be permitted if the related claim, lawsuit or other proceeding has been brought forth by a Majority-In-Interest of the Members. Notwithstanding the foregoing or any other provision herein, in the event that it is finally judicially determined (including by way of another applicable court of competent jurisdiction overturning a prior decision of a court of first instance) that a Protected Person did not engage in the conduct described in Section 11.2(a), then the exculpation, indemnification, advancement and reimbursement terms described in Section 11.1 and this Section 11.2(e) (including such Protected Person’s entitlement to indemnification and reimbursement) shall be applied and determined based solely on such final judicial determination.. Such expenses (including reasonable attorneys’ fees) incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the Board of Directors deems appropriate.

(f) Indemnification Not Exclusive. The indemnification and advancement of expenses provided by, or granted pursuant to, the other sections of this Article 11 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of Members or disinterested Directors, or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office.

(g) Certain Definitions.

(i) For purposes of this Article 11, references to “the Company” shall include, in addition to the resulting company, any constituent company (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its Directors, Officers, employees, or agents, so that any person who is or was a Director, Officer, employee, or agent of such constituent company, or is or was serving at the request of such constituent company as a Director, officer, employee, or agent of another company, partnership, joint venture, trust, or other enterprise, shall stand in the same position under this Article 11 with respect to the resulting or surviving company as he or she would have with respect to such constituent company if its separate existence had continued.

(ii) For purposes of this Article 11, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to “serving at the request of the Company” shall include any service as a Director, Officer, employee, or agent of the Company which imposes duties on, or involves services by, such Director, Officer, employee, or agent with respect to an employee benefit plan, its participants, or beneficiaries; and a person who acted in good faith and in a manner he or she reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the Company” as referred to in this Article 11.

Section 11.3 Nature of Rights. The indemnification and advancement of expenses provided by, or granted pursuant to, this Article 11 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a Protected Person, and shall inure to the benefit of the heirs, executors, and administrators of such a person.

Section 11.4 Insurance. The Company shall have power to purchase and maintain insurance (at the Company’s expense) on behalf of any person who is or was a Protected Person, or is or was serving at the request of the Company as a director, officer, employee, or agent of another Company, partnership, joint venture, trust, or other enterprise, against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Company would have the power to indemnify him or her against such liability under the provisions of this Article 11.

Section 11.5 Limitation by Law. If any Person indemnified under the provisions set forth in Section 11.2 or the Company itself is subject to any federal or state law, rule, or regulation which restricts the extent to which any Person may be exonerated or indemnified by the Company, the limitation of liability provisions set forth in Section 11.1 and the indemnification provisions set forth in Section 11.2 shall be deemed to be amended, automatically and without further action by the Members, to the minimum extent necessary to conform to such restrictions. Without limiting the foregoing, for so long as the Company is regulated under the Investment Company Act, the limitation of liability and indemnification provisions shall be limited to the extent provided by the Investment Company Act and by any valid rule, regulation, or order of the SEC thereunder.

ARTICLE 12 - AMENDMENTS

Section 12.1 Amendments.

(a) By Consent. Except as otherwise provided in this Agreement, the terms and provisions of this Agreement may be amended with the consent of the Board (which term includes any waiver, modification, or deletion of this Agreement) during or after the term of the Company, together with the prior written consent of Members representing a majority-in-interest of the Units.

(b) Without Consent. Notwithstanding the provisions of Section 12.1(a), the following amendments may be made to this Agreement with the consent of the Board and without the need to seek the consent of any Member; provided, however, that no such amendment shall adversely affect any Member’s economic or governance rights without such Member’s prior written consent:

(i) to add to the duties or obligations of the Board or surrender any right granted to the Board herein;

(ii) to cure any ambiguity or correct or supplement any provision herein which may be inconsistent with any other provision herein, or to correct any printing, stenographic, or clerical errors or omissions in order that this Agreement shall accurately reflect the agreement among the Members;

(iii) to satisfy any requirements, conditions, guidelines, or opinions contained in any opinion, directive, order, ruling, or regulation of the SEC, the U.S. Department of the Treasury, the U.S. Internal Revenue Service, the Board of Governors of the U.S. Federal Reserve, or any other U.S. federal or state or non-U.S. governmental agency, or pursuant to any U.S. federal or state or non-U.S. statute, compliance with which the Board deems to be in the best interest of the Company;

(iv) any amendment the Board determines in good faith to be necessary or appropriate to enable any Member to comply with any applicable law, rule, or regulation; provided that such amendment does not materially adversely affect the rights granted to or liabilities of any other Member;

(v) to effect Additional Members becoming a party hereto or the creation or issuance of additional Units or New Classes of Units; or

(vi) to make changes that this Agreement specifically provides may be made by the Board without the consent of any Member;

provided, however, that no amendment shall be made pursuant to clauses (i) through (vi) above if such amendment would (1) subject any Member to any adverse economic consequences without such Member’s consent; (2) alter or change the powers, preferences or special rights of one or more Members (including, for the avoidance of doubt, provisions intended to protect one or more Members from suffering certain adverse tax consequences); or (3) diminish or waive in any material respect the duties and obligations of the Board to the Company or the Members; provided further, however, that any modification or amendment required solely to effect Additional Members becoming a party hereto or the creation or issuance of additional Units or New Classes of Units shall not constitute an amendment that would subject any Member to adverse economic consequences or diminish the rights or protections of one or more Members, so long as such modification or amendment does not disproportionately affect a single holder of a class of Units in a material adverse manner with respect to the other holders of such class of Units. In addition, amendments to this Agreement to make the Units a “redeemable security” or to convert the Company, whether by merger or otherwise, from a closed-end company to an open-end company each must be approved by the Members.

(c) Consent to Amend Special Provisions. Notwithstanding the provisions of Section 12.1(a), any provision in this Agreement that requires the consent, action, or approval of a specified percentage in interest of the Members may not be amended without the consent of such specified percentage in interest of the Members.

ARTICLE 13 - ADMINISTRATIVE PROVISIONS

Section 13.1 Keeping of Accounts and Records; Certificate of Formation; Administrator.

(a) Accounts and Records. At all times, the Company shall keep proper and complete books of account, in which shall be entered fully and accurately the transactions of the Company. Such books of account shall be kept on the accrual method of accounting for both tax and accounting purposes and shall be maintained in accordance with U.S. generally accepted accounting principles (“GAAP”). The Company shall also maintain (i) an executed copy of this Agreement (and any amendments hereto); (ii) the Certificate (and any amendments thereto); (iii) executed copies of any powers of attorney pursuant to which any document described in clause (i) or (ii) has been executed by the Company; (iv) a current list of the names, addresses, Capital Contributions and taxpayer identification numbers, if any, of each Member; (v) copies of all tax returns filed by the Company; and (vi) all financial statements of the Company for each of the prior seven (7) years. These books and records shall at all times be maintained in accordance with the Company’s record retention policy.

(b) Certificate of Formation. The Company shall file for record with the appropriate public authorities and, if required, publish the Certificate and any amendments thereto.

Section 13.2 Valuation. The fair value of the Company’s assets shall be determined by the Board or valuation designee of the Company, as appointed by the Board, in accordance with the Company’s valuation policies.

Section 13.3 Notices. Any written notice herein required to be given to the Company by any of the Members shall be deemed to have been given if delivered in person or if sent by registered mail or overnight courier service (for delivery within two (2) or fewer Business Days) to the principal office of the Company in New York, or by such other means or to such other address as the Company may from time to time specify by notice to the Members.

Any written notice required to be given to a Member shall be deemed to have been given if sent to such Member at the address or email address set forth in the records of the Company or such other address or e-mail address as such Member shall have specified in writing to the Company; provided that any call for capital required to be made under Article 3 shall also comply with the specific requirements of such section and the Subscription Agreement or any Other Agreement between the Company and the investor (as applicable).

Notice, payment, demand or other communication shall be deemed to be delivered, given and received for all purposes:

(i) on the day of it being sent, where delivered in person, sent by e-mail, and when sent on any Business Day during normal working hours at the place of receipt;

(ii) on the following Business Day, where sent by e-mail on any Business Day outside normal working hours or on any day which is not a Business Day; and

(iii) on the second Business Day following the date dispatched by registered mail, Federal Express, DHL, or any comparable courier service.

Section 13.4 Accounting Provisions.

(a) Fiscal Year. For U.S. federal income tax purposes, the Company’s taxable year is the calendar year, unless otherwise required by the Code or determined by the Board and consistent with applicable law. For financial reporting purposes, the Company’s fiscal year is a calendar year ending December 31.

(b) Independent Auditors. The Company’s independent public auditors shall be as determined by the Board.

Section 13.5 Tax Provisions.

(a) Classification of the Company as Corporation for Tax Purposes.

(i) The Company intends to file an election with the U.S. Internal Revenue Service to cause it to be classified as an association that is taxable as a corporation for U.S. federal income tax purposes on or prior to the date on which the Company has more than one Member.

(ii) The Company will use reasonable best efforts to qualify as a BDC and a RIC no later than the first taxable year in which the Company anticipates that it will engage in business activities.

(iii) Once the Company has elected RIC status, the Board will use reasonable best efforts to maintain the Company’s status as a RIC.

(b) RIC Requirements. From and after the date when the Company qualifies as a RIC for U.S. federal income tax purposes, the Board shall seek to cause the Company to meet any requirements under the Code necessary to obtain and maintain RIC tax treatment for U.S. federal income tax purposes, including source-of-income and asset diversification requirements and distributing annually an amount equal to at least 90% of its “investment company taxable income.” For the avoidance of doubt, such distributions may be made in the form of deemed distributions, subject to the provisions of Section 4.2.

(c) Tax Information. The Company will cause to be delivered after the end of each calendar year to each Member who was a Member at any time during such calendar year and is subject to U.S. federal, state, and/or local tax reporting obligations such information as may be necessary for the preparation of such Member’s U.S. federal, state, and/or local tax returns.

Each Member agrees that such Member will, upon request by the Company, execute any forms or documents (including a power of attorney or settlement or closing agreement), provide any information (including an appropriate completed and executed U.S. Internal Revenue Service Form W-8 or W-9, as applicable), and take any further action requested by the Company, and that the Company may execute any forms or documents or obtain any information on such Member’s behalf that relate to such Member’s investment in the Company, in connection with any tax matter affecting the Company.

Section 13.6 General Provisions.

(a) Power of Attorney. Each Member, by execution of this Agreement (including by execution of counterpart signature page hereto directly or via an attorney-in-fact), hereby constitutes and appoints any duly authorized representative of the Company as its true and lawful representative and its attorney-in-fact, in its name, place, and stead, (i) to make, execute, sign, and file any amendment to the Certificate of the Company required because of an amendment to this Agreement, in order to effectuate any change in the Members or in the Capital Contributions of the Members, or otherwise, and all such other instruments, documents, and certificates which may from time to time be required by the laws of the U.S., the State of Delaware, or any other state or any non-U.S. jurisdiction in which the Company shall determine to do business, or any political subdivision or agency thereof, to effectuate, implement, and continue the valid and subsisting existence of the Company, or in connection with any tax filings of the Company, or any and all instruments, certificates, and other documents that may be deemed necessary or desirable to effect the dissolution and winding-up of the Company (including a Certificate of Cancellation of the Company’s Certificate); (ii) to make, execute, sign, deliver, and acknowledge any instrument, agreement, indemnity, or document of any kind (including, without limitation, deeds of accession) in connection with the in-kind distribution of and the transfer of Investments to such Member; (iii) to effect any amendment to this Agreement adopted in accordance with its terms; (iv) to make, execute, and sign any documents, instruments, and certificates necessary to sell the Units of any defaulting Member; and (v) to file, prosecute, defend, settle, or compromise litigation, other claims, or arbitrations on behalf of the Company.

Such representatives and attorneys-in-fact shall not, however, have any right, power, or authority to amend or modify this Agreement when acting in such capacities, except as contemplated by clause (iii) of the immediately preceding paragraph. By way of clarification, any power of attorney granted by a Member under this Agreement is intended to be ministerial in scope and limited solely to those items permitted under the relevant grant of authority, and such powers of attorney are not intended to be a general grant of power to independently exercise discretionary judgment on the Member’s behalf or to vary the economic terms of the Member’s investment in the Company, reduce the Member’s legal liability protection, increase the Member’s liability exposure to third parties, or undertake any new obligations, undertakings, or investments on behalf of the Member (in each case to the extent not already specifically provided for in this Agreement).

The power of attorney granted hereby is coupled with an interest and shall (i) be irrevocable for so long as a Member remains a Member; (ii) be deemed to be given to secure a proprietary interest of the donee of the power or performance of an obligation owed to the done; (iii) survive and shall not be affected by the subsequent death, lack of capacity, dissolution, insolvency, termination, or bankruptcy of any Member granting the same, or the Transfer of all or any of such Member’s Units; and (iv) extend to such Member’s successors, assigns, and legal representatives. Each Member, at the request of the Company, shall execute additional powers of attorney on a document separate from this Agreement. In the event of any conflict between this Agreement and any instruments executed, delivered, or filed by the Company pursuant to this power of attorney, this Agreement shall prevail. The Company may exercise this power of attorney by listing all of the Members executing any agreement, certificate, instrument, or document with the single signature of the attorney-in-fact as attorney-in-fact for all Members.

Except as otherwise specifically provided herein, the powers of attorney granted herein shall not in any manner revoke in whole or in part any power of attorney that the undersigned previously has executed. This power of attorney shall not be revoked by any subsequent power of attorney the undersigned may execute, unless such subsequent power specifically refers to this power of attorney or specifically states that the instrument is intended to revoke all prior powers of attorney.

(b) Binding on Successors. This Agreement shall be binding upon and shall inure to the benefit of the respective heirs, successors, permitted assigns, and legal representatives of the parties hereto.

(c) Governing Law. This agreement shall be governed by and construed in accordance with the laws of the State of Delaware. In particular, it shall be construed to the maximum extent possible to comply with all of the terms and conditions of the Delaware Act.

(d) Severability. If it shall be determined by a court of competent jurisdiction that any provision or wording of this Agreement shall be invalid or unenforceable under the Delaware Act or other applicable law, such invalidity or unenforceability shall not invalidate the entire Agreement. In that case, this Agreement shall be construed so as to limit any term or provision so as to make it enforceable or valid within the requirements of any applicable law and, in the event such term or provision cannot be so limited, this Agreement shall be construed to omit such invalid or unenforceable provision(s).

(e) Submission to Jurisdiction; Venue; Waiver of Jury Trial. Unless the Company otherwise agrees in writing, any legal action or proceeding with respect to this Agreement may be brought in the courts of the State of New York located in New York County or the U.S. District Court for the Southern District of New York located in New York County, and, by execution and delivery of this Agreement, each Member hereby irrevocably accepts for him or herself and in respect of his or her property, generally and unconditionally, the non-exclusive jurisdiction of the aforesaid courts. Such Member hereby further irrevocably waives any claim that any such courts lack personal jurisdiction over such Member, and agrees not to plead or claim, in any legal action proceeding with respect to this Agreement in any of the aforementioned courts, that such courts lack personal jurisdiction over such Member. Such Member hereby irrevocably waives any objection that such Member may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Agreement brought in the aforesaid courts and hereby further irrevocably, to the extent permitted by applicable law, waives his or her rights to plead or claim and agrees not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum. UNLESS THE COMPANY OTHERWISE AGREES IN WRITING, THE PARTIES HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT THAT SUCH PARTY MAY HAVE TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION DIRECTLY OR INDIRECTLY BASED UPON OR ARISING OUT OF THIS AGREEMENT.

(f) Waiver of Partition. Each Member hereby irrevocably waives any and all rights that it may have to maintain an action for partition of any of the Company’s property.

(g) Securities Law Matters. Each Member understands and acknowledges that in addition to the restrictions on Transfer contained in this Agreement, it must bear the economic risks of its investment for an indefinite period, because the interests in the Company have not been registered under the Securities Act or under any applicable securities laws of any state or other jurisdiction and, therefore, may not be sold or otherwise transferred unless they are registered under the Securities Act and any such other applicable securities laws or an exemption from such registration is available.

(h) Confidentiality.

(i) Each Member agrees that, without the prior written consent of the Company (which consent may be withheld at its sole discretion), (A) it shall keep confidential and shall not copy, reproduce, sell, assign, license, market, distribute, make available, or otherwise disclose, directly or indirectly, any information relating to the Company to any person who is not involved with such Member’s investment in the Company or is not (1) one of such Member’s employees, officers, or directors, or an employee, officer, or director of a person who controls, is controlled by, or is under common control with such Member who has a need to know such information in connection with their responsibilities with such Member, (2) an attorney, consultant, or accountant engaged by such Member, or the administrator of the Initial Member, or (3) a person agreed to in writing by the Member and the Company; and (B) such Member shall not use any information relating to the Company for any purpose (other than the evaluation of Units and the Company, the preparation of such Member’s tax returns, the evaluation of the performance of such Member’s investment in the Company, and accounting purposes relating to the Initial Member and its affiliates), including to effect or replicate any transactions described in any report or information relating to the Company received by the Member. Each Member also agrees that they will not obtain or attempt to obtain (lawfully or unlawfully) any information that a reasonable person would consider personal pertaining to another Member of the Company.

(ii) Each Member further agrees that (A) it shall ensure that any such recipient is made aware of, and adheres to, the terms of this Section 13.6(h); (B) it shall be responsible for any disclosure of any such information by any such person in contravention of the terms of this Section 13.6(h), unless it obtains the prior written consent of the Company or such disclosure is permitted as described below; (C) it is at all times subject to such Member’s obligation to act, and to cause persons to whom such Member may disclose information pursuant to this Section 13.6(h) to act, in accordance with applicable laws and regulations relating to the receipt or use of such information including, without limitation, those governing insider dealing or trading, market abuse, and market manipulation; and (D) the Company may, in its sole discretion, refuse such Member’s request to furnish any correspondence, documents, or other information relating to the Company to any person not described in clauses (1), (2) or (3) of this Section 13.6(h)(i).

(iii) Each Member agrees to comply with all laws, including securities laws, concerning confidential information, and such Member agrees that it shall not trade in the securities of any issuer about which such Member receives material non-public information in connection with its investment in the Company or in its capacity as a Member, and shall refrain from such trading until any material non-public information no longer constitutes material non-public information.

(iv) Each Member hereby represents and warrants that except as disclosed to the Company in writing, it is not subject to any law, governmental rule, regulation, or legal process in any jurisdiction (including, without limitation, lawsuits, subpoenas, administrative proceedings, or FOIA, or any comparable laws or regulations of any U.S. or non-U.S. jurisdiction) requiring such Member to disclose (on receipt of a request to do so or otherwise) any information relating to the Company or their investment in the Company (collectively, “Disclosure Laws”).

(v) The terms of this Section 13.6(h) shall apply indefinitely to information related to the Company except to the extent (a) such information is in the public domain (other than as a result of any action or omission of a Member or any person to whom such Member has disclosed such information) or (b) such information, in the opinion of legal counsel of the Member (which such legal counsel, in the case of a Member which is an institutional investor, may be staff or in-house counsel regularly employed by such institutional investor), is required by applicable law or regulation to be disclosed, in which case such Member shall first notify the Company of such requirement (unless such notification is prohibited by law) so that the Company may pursue a protective order or other appropriate remedy or waive compliance with the terms of this Section 13.6(h), and if a protective order or other appropriate remedy is not obtained, or if the Company waives compliance with the terms of this Section 13.6(h), then such Member shall disclose only that portion of confidential information such Member is advised by counsel is legally required to be disclosed, and shall use its commercially reasonable efforts to protect the confidentiality of such information disclosed, including by requesting that confidential treatment be accorded such information. In addition, upon receipt by the Company of written notice from such Member of a public disclosure request, the Company may, in its sole discretion, cause the Transfer of such Member’s Units if the Company determines, in its sole discretion, that the disclosure of this information could adversely affect the Company, the Company’s investors, or an Adviser. The right of the Company to cause the Transfer of such Member’s Units as set forth in the preceding sentence shall be in addition to, and shall not prejudice, any other rights of the Company and/or an Adviser to compulsorily Transfer such Member’s Units. The Member further agrees to return any information relating to the Company upon the Company’s request therefor.

(vi) To the extent that the U.S. Freedom of Information Act, 5 U.S.C. § 552, (“FOIA”), any state public records access law, any state or other jurisdiction’s laws similar in intent or effect to FOIA, or any other similar statutory or regulatory requirement would potentially cause the Member or any of its affiliates to disclose information relating to the Company, its affiliates, and/or any of the Company’s Investments, the Member hereby agrees that it will promptly notify the Company of such requested disclosure, and the Member (a) shall take commercially reasonable steps to oppose and prevent the requested disclosure unless (1) such Member is advised by counsel (which in the case of a Member that is an institutional investor may be in-house counsel regularly employed by such institutional investor) that there exists no reasonable basis on which to oppose such disclosure, (2) the Company does not object in writing to such disclosure within ten (10) Business Days (or such lesser time period as stipulated by the applicable law) of such notice, or (3) such disclosure solely relates to Company level or aggregate performance information (i.e., aggregate cash flows, total returns, the year of formation of the Company, and such Member’s own Capital Contribution), and does not include (I) any confidential information relating to individual Portfolio Companies, (II) copies of the Member’s Subscription Agreement for Units and related documents, or (III) any other confidential information not referred to in the above clause (3) of this Section 13.6(h)(vi); and (b) acknowledges and agrees that notwithstanding any other provision of this Agreement, the Company may, in order to prevent any such potential disclosure that the Company determines in good faith is likely to occur, (1) withhold all or any part of the information otherwise to be provided to the Member other than the fund level and aggregate performance information specified in the above clause (3) of this Section 13.6(h)(vi), (2) provide to the Member access to such information only via an Internet website in password protected, non-downloadable, non-printable format, (3) to the maximum extent permitted by law, require the Member to return any copies of any such information provided to it by the Company, and/or (4) make any such information available to the Member at the Company’s offices (or, at the request of the Company, the offices of counsel to the Company) or at the office of another third party that has agreed to keep such information confidential; provided that the Company shall not withhold any such information if the Member confirms in writing to the Company, based on the advice of counsel, that compliance with the procedures provided for in this Section 13.6(h) is legally sufficient to prevent such potential disclosure. For greater certainty, it is understood that a Member that is subject to FOIA, any state public records access law, any state or other jurisdiction’s laws similar in intent or effect to FOIA, or any other similar statutory or regulatory requirement and that maintains an established policy that was previously provided to the Company in writing, or regular practice with respect to the disclosure of the fund level or aggregate performance information permitted to be disclosed pursuant to the first clause (3) of this Section 13.6(h)(vi), may disclose such information without prior notice to the Company.

(vii) Each Member further agrees that an Adviser may, in its sole discretion, keep confidential and not disclose to such Member or any other person any information relating to the Company (including, but not limited to, information that such Member or any other person would be required to disclose pursuant to applicable Disclosure Laws were such Member or such other person to receive such information) if the Adviser determines in its sole discretion that the disclosure of such information is not in the best interest of the Company or could damage the Company or its business, or if the Company is required by law or by agreement with a third party to keep such information confidential.

(viii) For purposes of this Section 13.6(h), “information relating to the Company” shall be construed broadly and shall include, without limitation, any information furnished to, or otherwise obtained from an Adviser by, a Member in respect of the Company or their Units, including, without limitation, information regarding any other Member (including their identity), information regarding existing, past, or prospective direct or indirect investments made by, or other investment positions and trading activities and strategies of and/or transactions effected directly or indirectly for, the Company, the Company’s financial reports and performance reports and correspondence with its Members, and the terms of this Agreement, and any other agreement entered into between such Member or its affiliates and the Company, the Adviser, the distributor, or placement agent, or their respective affiliates.

(ix) Each Member acknowledges and agrees that (i) the Company and the Adviser(s) would suffer irreparable injury if such Member was to violate any provision of this Section 13.6(h) and monetary damages would not be a sufficient remedy for any such violation, and (ii) in the event that such Member breaches or threatens to breach any provision of this Section 13.6(h), in addition to any other remedies available to the Company in respect of any such breach, the Company and/or the Adviser(s) shall be entitled to seek specific performance and injunctive or other equitable relief to enforce any and all of the provisions of this Section 13.6(h), and that such Member will not oppose the granting of such relief. The remedies afforded to the Company and the Adviser(s) by this Section 13.6(h) shall be in addition to any and all other remedies available to the Company and the Adviser(s) resulting from such Member’s violation, breach or threatened breach of this Agreement.

(x) Notwithstanding anything to the contrary in this Agreement, except as reasonably necessary to comply with applicable securities laws, each Member (and such Member’s employees, representatives, or other agents) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the offering and ownership of the Units (including the tax treatment and tax structure of any Company transactions) and all materials of any kind (including opinions and other tax analyses) that are provided to such Member relating to such tax treatment and tax structure. For this purpose, “tax structure” means any facts relevant to the U.S. federal or state income tax treatment of (a) the offering and ownership of the Units and (b) any transactions by the Company, and does not include information relating to the identity of the Company or its affiliates. Nothing in this paragraph shall be deemed to require an Adviser to disclose to a Member any information that an Adviser is permitted or is required to keep confidential in accordance with this Agreement.

(xi) Each Member acknowledges that the Company, an Adviser, or their affiliates, and/or service providers to or agents of the Company, the Administrator, or an Adviser, may from time to time be required or may, in their discretion, determine that it is advisable to disclose certain information about the Company and its Members, including, but not limited to, Investments held by the Company or the names and levels of beneficial ownership of Members, to (i) regulatory authorities of certain jurisdictions which have or assert jurisdiction over the disclosing party or in which the Company directly or indirectly invests, or (ii) any Lender to, counterparty of, or service provider to an Adviser or the Company, and each Member hereby consents to such disclosure.

(xii) Each Member agrees to provide the Company at any time during the term of the Company with such information as the Company determines to be necessary or appropriate to comply with the anti-money laundering laws and regulations of any applicable jurisdiction, or to respond to requests for information concerning the identity of the Members from any governmental authority, self-regulatory organization, or financial institution in connection with its anti-money laundering compliance procedures, and to update such information.

(xiii) Notwithstanding the foregoing, the provisions of this Section 13.6(h) shall not apply to any information that is already in the public domain, and further, the Company, the Adviser(s), the Administrator, and each Member shall have the right to make any filings or disclosures required by applicable law (including, for the avoidance of doubt, filings required by the Exchange Act), and shall be under no obligation to obtain consent of the Company prior to making such filings.

(i) Fixing the Record Date. In order for the Company to determine the Members entitled to notice of or to vote at any meeting of Members or any adjournment thereof, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board, and which record date shall, unless otherwise required by law, be no more than ninety (90) days nor less than ten (10) days prior to the date of such meeting. If the Board so fixes a date, such date shall also be the record date for determining the Members entitled to vote at such meeting unless the Board determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination. If no record date is fixed by the Board, the record date for determining Members entitled to notice of or to vote at a meeting of Members shall be the close of business on the day next preceding the day on which notice is given or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of Members of record entitled to notice of or to vote at a meeting of Members shall apply to any adjournment of the meeting, except as otherwise required by law; provided, however, that the Board may fix a new record date for the adjourned meeting.

(j) Contract Construction; Headings; Counterparts. Whenever the context of this Agreement permits, the masculine gender shall include the feminine and neuter genders (and vice versa), and reference to singular or plural shall be interchangeable with the other. The invalidity or unenforceability of any one or more provisions of this Agreement shall not affect the other provisions, and the parties intend that this Agreement shall be construed and reformed in all respects as if any such invalid or unenforceable provision(s) were omitted or, at the direction of a court, modified in order to give effect to the intent and purposes of this Agreement. References in this Agreement to particular sections of the Code or the Delaware Act or any other statute shall be deemed to refer to such sections or provisions as they may be amended after the date of this Agreement. Captions in this Agreement are for convenience only and do not define or limit any term of this Agreement. It is the intention of the parties that every covenant, term, and provision of this Agreement shall be construed simply according to its fair meaning and not strictly for or against any party (notwithstanding any rule of law requiring an Agreement to be strictly construed against the drafting party), it being understood that the parties to this Agreement are sophisticated and have had adequate opportunity and means to retain counsel to represent their interests and to otherwise negotiate the provisions of this Agreement. Notwithstanding the provisions of this Agreement or any Subscription Agreement, without any further act, approval, or vote of any Member, the Company may enter into side letters or other writings with individual Members which have the effect of establishing rights under, or, to the extent permitted by law, altering or supplementing, the terms of, this Agreement, any Subscription Agreement of such Member, or any other document entered into by the Company (an “Other Agreement”). This Agreement, together with the related Subscription Agreement and any Other Agreement (if any) between the Company and any Member, shall constitute the entire agreement and understanding among the respective parties to such agreements with respect to the subject matter hereof and thereof, and to the extent of any conflict between this Agreement or a Member’s Subscription Agreement on the one hand, and an Other Agreement of a Member on the other, the terms of such Other Agreement shall control between the Company and such Member. There are no representations, warranties or agreements made by the Company except to the extent set forth in this Agreement, the Subscription Agreements and any such Other Agreement (if applicable). This Agreement or any amendment hereto may be signed in any number of counterparts, each of which shall be an original, but all of which taken together shall constitute one agreement or amendment, as the case may be.

* * * * * * *

IN WITNESS WHEREOF, the undersigned has executed this Limited Liability Company Agreement of APS BDC, LLC as of the day, month and year first above written.

INITIAL MEMBER:
CHS US Investments LLC
By: CHS GP LP, its managing member By: CHS UGP LLC, its general partner

By:	/s/ Alexandra Grigos
Name:	Alexandra Grigos
Title:	Director

[Signature page to LLC Agreement]

IN WITNESS WHEREOF, the undersigned has executed this Limited Liability Company Agreement of APS BDC, LLC as of the day, month and year first above written.

Each of the Persons who has executed a Subscription Agreement or Other Agreement agreeing to purchase Units in the Company, to be admitted to the Company as a Member and to be bound by the terms of the Agreement:
CHS US INVESTMENTS LLC
By: CHS GP LP, its managing member By: CHS UGP LLC, its general partner

By:	/s/ Alexandra Grigos
Name:	Alexandra Grigos
Title:	Director

[Signature page to LLC Agreement]

APPENDIX I

APS BDC, LLC

DEFINITIONS

For purposes of this Agreement, the following terms shall have the meanings set forth below (such meanings to be equally applicable to both singular and plural forms of the terms so defined). Additional defined terms are set forth in the provisions of this Agreement to which they relate.

Additional Member	As set forth in Section 3.3(c).

Administration Agreement	As set forth in Section 4.2.

Administrator	As set forth in Section 6.1.

Adviser	Any entity with whom the Company retains an investment advisory relationship.

Affiliate	With respect to the Person to which it refers, a Person that directly or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, such subject Person. For this purpose, each Officer shall be deemed to be an Affiliate of the Adviser, but Portfolio Companies or portfolio companies of any other investment vehicle advised by the Adviser or its Affiliates shall not be considered Affiliates of the Board, the Adviser, any Officer, any member of the Board or any member or manager of the Adviser. “Affiliated” shall have the corresponding meaning.

Agreement	As set forth in the introductory paragraph to this Agreement.

Assets	As set forth in Section 4.1(a).

Audit Committee	As set forth in Section 3.4(b)(i).

BDC	A “business development company,” as defined in Section 2(a)(48) of the Investment Company Act.

Board or Board of Directors	As set forth in Section 3.4(a)(i).

Business Day	Any day other than a Saturday, a Sunday or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close.

Capital Contribution	As set forth in Section 3.3(a).

Certificate	As set forth in Section 2.1(a).

Chair	As set forth in Section 3.4(a)(ii).

Chief Executive Officer	As set forth in Section 3.4(a)(ii).

Code	The U.S. Internal Revenue Code of 1986, as amended from time to time, or any successor statute thereto.

Company	As set forth in the introductory paragraph of this Agreement.

Company Expenses	As set forth in Section 6.1.

Delaware Act	As set forth in Section 2.1(a).

Director	As set forth in Section 3.4(a)(i).

Disclosure Laws	As set forth in Section 13.6(h)(iv).

Exchange Act	The U.S. Securities Exchange Act of 1934, as amended.

Financing	As set forth in Section 4.1(a).

FOIA	As set forth in Section 13.6(h)(vi).

Former Member	As set forth in Section 3.2(a).

GAAP	As set forth in Section 13.1(a).

Independent Director	As set forth in Section 3.4(a)(viii).

Initial Closing Date	The first date on which the Company accepts a Subscription Agreement or Other Agreement relating to the purchase of Units from CHS US Investments LLC.

Initial Member	As set forth in the introductory paragraph of this Agreement.

Investment Advisory Agreement	That certain investment advisory agreement pursuant to which an Adviser will act as investment adviser to the Company, as in effect from time to time.

Investment Company Act	The Investment Company Act of 1940, as amended.

Lender	(i) Any lender, issuer of letters of credit, or provider of other Financing or extensions of credit, (ii) any holder of indebtedness, assignments, guarantees, or other obligations relating to any of the foregoing, and (iii) any of their respective agents, trustees, successors, and assigns.

Lender Power	As set forth in Section 4.2(a).

Majority-in-Interest	As set forth in Section 3.8.

Member(s)	The Initial Member and any Person who has entered into this Agreement and a Subscription Agreement or Other Agreement pursuant to which such Person has agreed to purchase Units of the Company and has been admitted as a Member pursuant to the procedures set forth in Section 2.1(c).

NAV	As set forth in Section 7.1(a).

New Class	As set forth in Section 5.1.

Officers	As set forth in Section 3.4(c)(ii).

Other Agreement	As set forth in Section 13.6(j).

Person	Any individual, general partnership, limited partnership, limited liability partnership, limited liability company, corporation, joint venture, trust, statutory or business trust, cooperative or association, or any governmental body or agency, and the heirs, executors, administrators, legal representative, successors, and assigns of such Person where the context so permits.

Protected Person	As set forth in Section 11.1.

Portfolio Company	Any entity in which the Company holds an Investment.

RIC	A “regulated investment company,” as such term is defined in the Code.

SEC	As set forth in Section 3.4(b)(ii).

Securities Act	The U.S. Securities Act of 1933, as amended.

Subscription Agreement	The subscription agreement between a Person and the Company by which such Person agrees to purchase Units.

Subsequent Closing Date	As set forth in Section 3.3(b).

Transfer	As set forth in Section 10.1(a).

Units	The units of limited liability company interests of the Company.

SCHEDULE A

Schedule of Directors

Name

Brady Schuck

Kathleen M. Burke

Mark Manoff

Jonathan Morgan

SCHEDULE B

Schedule of Officers

Name	Position
Eric Muller	Chief Executive Officer
Andrew Winer	Chief Operating Officer
Thomas Hansen	Chief Financial Officer
Grove Stafford	Chief Compliance Officer